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                                                                   Exhibit 10.13

                        [LETTERHEAD OF ANNUITY & LIFE RE]

September 4, 2002
(as revised December 19, 2002)

Gary Scofield
c/o Annuity and Life Re (Holdings), Ltd.
P.O. Box HM 98
Hamilton, HM 11
Bermuda

RE: RETENTION AGREEMENT

Dear Gary:

         The Board of Directors of Annuity and Life Re (Holdings), Ltd. ("ANR") is currently exploring the possibility of a significant capital raising or other strategic transaction. Because you are an important part of the management and professional team of ANR and its subsidiary Annuity & Life Reassurance, Ltd. (the "Operating Company"), the Board of Directors of ANR has determined that it is in the best interests of ANR and its shareholders to offer you appropriate incentives to continue to focus on the business of ANR and the Operating Company during this period while a transaction is being considered. Please note that, as used herein, the term "Company" refers to both ANR and the Operating Company, and all terms included in this letter agreement and not otherwise defined have the meanings given them in your Employment Agreement with the Company (the "Employment Agreement"). As used in this letter agreement, the term "Change in Control" shall have the meaning set forth in ANR's Restricted Stock Plan.

         In consideration of your continued employment with the Company, the Company hereby offers, and you, intending to be legally bound, hereby accept, the following modifications to your employment arrangements with the Company:

         1. Your base salary, payable in accordance with Section 4 of the Employment Agreement, shall be $260,000, effective as of September 1, 2002.

         2. The Company shall pay you a retention bonus of $100,000 (the "Retention Bonus"). $25,000 of the Retention Bonus was paid to you in September 2002, with the balance to be paid on the earlier of May 31, 2003 or the occurrence of a Change in Control (such date, the "Bonus Date"), so long as you are still an

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                  employee of the Company on the Bonus Date; provided, however, that if your employment with the Company is terminated before the Bonus Date, you will still be paid the balance of the Retention Bonus if such termination is by the Company other than for Serious Cause, including in the event of your death or disability, or by you for Good Reason. If, before the Bonus Date, (i) your employment with the Company is terminated for Serious Cause or (ii) you terminate your employment with the Company other than for Good Reason, then you shall immediately repay to the Company the portion of the Retention Bonus already paid and you further acknowledge that you will not be eligible to receive the balance of the Retention Bonus.

         3. ANR shall grant you 20,000 restricted common shares (the "Restricted Shares") pursuant to the ANR Restricted Stock Plan. The Restricted Shares shall vest in three equal annual installments commencing on September 30, 2003; provided, however, that, if there is a Change in Control, all such Restricted Shares shall immediately vest in accordance with
                  Section 11 of the Restricted Stock Plan.

         4. In addition, the parties acknowledge that, because of a mutual mistake, a typographical error occurred in Section 12(c) of the Employment Agreement and certain words were omitted. In order to reflect the original intent of the parties, Section 12(c) to the Employment Agreement is hereby corrected and restated, effective as of the date of the Employment Agreement, to read in its entirety as set forth on Exhibit A to this letter agreement. The parties further acknowledge and agree that since the date of the Employment Agreement, a "Change of Control" (as such term is defined in the Employment Agreement) has not occurred.

         5. Except as expressly provided herein, the terms of the Employment Agreement shall remain in full force and effect.

                                      - 2 -

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         Please sign below to indicate that you acknowledge and agree to the terms and conditions set forth in this letter agreement.

                                       By: /s/ Frederick S. Hammer
                                       ---------------------------
                                       Name:  Frederick S. Hammer
                                       Title: Chairman of the Board of Directors

I hereby acknowledge and agree to the terms and conditions set forth in this letter agreement.

By: /s/ Gary Scofield
---------------------
Name: Gary Scofield

                                      - 3 -

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                                    EXHIBIT A

Section 12(c) of the Employment Agreement is amended and restated to read in its entirety as follows (emphasis added to show changes):

"(c)     A "Change of Control" of the Company shall be deemed to have occurred if, following consummation of the IPO (i) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange
Act), directly or indirectly, of securities OF THE COMPANY REPRESENTING 50% OR MORE OF THE COMBINED VOTING POWER OF THE COMPANY'S THEN OUTSTANDING SECURITIES ("Voting Securities"); (ii) during any period of not more than two years, individuals who constitute the Board of Directors of the Company (the "Board") as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of the Company approve a merger, consolidation or reorganization or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, reorganization or scheme of arrangement which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale of substantially all of the Company's assets."